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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
---------------------

CONTACT:     Mason N. Carter, Chairman & CEO
             973-575-1300, ext. 1202
             mnc@merrimacind.com



                         MERRIMAC COMPLETES REFINANCING


WEST CALDWELL, N.J. OCTOBER 8, 2003: Merrimac Industries, Inc. (AMEX: MRM) today announced the refinancing of its revolving credit, term loan and letter of credit facility with CIT Business Credit, a unit of CIT Group Inc (NYSE:CIT). The refunding, which replaces a similar facility with another lender, represents a three-year secured revolving credit, term loan and letter of credit facility for $9,250,000.


ABOUT MERRIMAC

Merrimac Industries, Inc. is a leader in the design and manufacture of Multi-Mix PICO(TM) RF Microwave components, assemblies and micro-multifunction modules (MMFM(R)), serving the wireless telecommunications industry worldwide with enabling technologies for space, defense and commercial applications. Merrimac is focused on providing Total Integrated Packaging Solutions(R) with Multi-Mix(R) Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. The Multi-Mix(R) process for microwave, multilayer integrated MMFM(R) circuitry is a patented method developed by Merrimac Industries based on fluoropolymer composite substrates. The fusion bonding of multilayer structures provides a homogeneous dielectric medium for superior electrical performance at microwave frequencies. The bonded layers may incorporate embedded semiconductor devices, MMICs, etched resistors, passive circuit elements and plated-through via holes to form a three-dimensional subsystem enclosure that requires no further packaging. Merrimac Industries facilities are registered under ISO 9000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. and its subsidiary Filtran Microcircuits Inc., are located in West Caldwell, NJ, San Jose, Costa Rica and Ottawa, Ontario, Canada, have approximately 210 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip, bonded stripline and thick metal-backed Teflon (PTFE) micro-circuitry and subsystems providing Total Integrated Packaging Solutions(R) for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix(R), Multi-Mix PICO(TM), MMFM(R) and Total Integrated Packaging Solutions(R) are trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. and Filtran Microcircuits Inc., please visit http://www.merrimacind.com and http://www.filtranmicro.com.